SIXTH AMENDMENT TO TllR QUOTA PLEDGE AGREEMENT

I

Among

Tm:llANI< or NEW YORI< MELLON

as Cu/lateral Ag ent for the benefit of the Ser.11red Parties 1111der the First Lien l11tercreditor

•	Agreement
·CLOSUlrn YSTEMS lNTF.llNAT[ONAL n.v.
and

CLOSU IU: SYSTl•:MS INTEUNATIONAL HOLDINGS INC.

as Grantors

rind

CLOSU rtESVSTEl\ IS lNTF.llNATIONAL (llRAZIL) SJSTEMAS OE VE0A c;1\0 LTUA.

as the Company

Dated as of
February 14    ,2014

SIXTH AMl<:NUMENTTO THE QUOTA PLEDGE AGREEMENT

This Sixth Amendment to the Quota Pledge Agreement (the "Amendment") 1s made as of February 14 , 2014 by and among:·
(a)CLOSUilE SYSTEl\IS lNTEUNATIONAL n.v.. a company, duly organized and ex1st1ng i n accordance wit h the laws of the Netherland s, with its registered office at Tclcportboulevard 140, 1043EJ A msterdam, Netherlnnds, which is registered under registration number 3420 I082 wi th the Chamber of Commerce, herein d!tly represented in accordance with its Charter Documents (together with its successors and permitted assig1iees, "CST n.V.");
\
(b)CLOSUHI£ SYSTl•:MS TNTEHNATIONAJ, HOLDINGS INC., a compan y duly incorporated and existing u1!der the laws of the Stnte of Delaware, United States of America ("USA"), with its registered office in the State of Delaware at National Registered Agents, lnc, 160 Grentree Drive, Suite I0I,Dover, DE 19904 and principa l place of business al 664 1 West Broad Street, Richmond, VA, 23230, USA, herei n dul y represented in accordance with its Charter Documents (together with its successors and permitted assignees, "CS I Holdings" and
1 togeth,l!r with CSI B.V., the "Grantors");    ·

(c)TnE llANK OF NEW YOHK MELT.ON, a financial institut ion duly organized and existi ng under the laws of the State of New York, with its registered office at I0 I Barclay Street, 4E, NC\y York,_ NY 12086, :t.JSA, enrolled with the Orazilian Taxpayers Roll of the Ministry of Finance (CNPJ/Ml·) under 11° 09.214.177/0001 -65, acti ng exclusively in the capacity as collateral agent of and for the benelit of the Secured Prut ies under the First J .ien Jntercreditor Agreement
(together with its successors ;md permitted assignees in such capacity, the "Collateral Agent"); and    .

(cl)    CLOSUHE SYSTEMS INTEHNATIONA I. (fl HAZIL) SISTEMAS OE VEOAAO LTDA., a
limited liability company duly organized and existing in accordance with the Jaws of Brazil, with its registered office in ihe City of Barneri, State of Sao Paulo, at Alameda Araguaia, n° 1 .819- 1.889, Sftio Tambore, enrolled witl1 the Hrazi lian Tax payers Roll of t he. Ministry of rinance (CNPJ/MF) u nder n° 09.074.885/0001-48 (the "Company").

WHEREAS: on January 29, 2010, the parties hereto entered into the Quota Pledge Agreement (the "Pledge Agreement"). .

WI IEREAS, the Pledge Agreement was amended by (i) the Amendment to the Quota Pledge Agreement dated May 4, 2010, i n respect of an Amendment No. 2 and Incremental Term Loan Assumption Agreement dated May 4, 20 10, (ii) the Second Amendment to the Quota Pledge Agreeh1ent dated Novcn1ber 16, 2010, i n respect of nn Amendment No. 3 and
.Incremental Term Loan Assumpt ion Agreement dated September 30, 2010 and a Senior Secured Notes Indenture dated October 15, 2010, (iii) the Third Amendment to the Quota Pledge Agree·ment dated March 2, 20 11, in respect of an Amendment No. 4 and I ncremental Term Loan Assu mption Agreement dated February 9, 201 1 and the February 2011 Secured Notes lnclent ure,
(iv) the fourth Amend ment to the Quota Pledge Agreement dated September 8, 201 l , in respect    /") of an Amendment No. 6 and Incremental Term Loan Assumpt ion Agreement dated August 9,
0'JJ

201 1 and the August 201 J Secured Notes Indenture, and (v) the Pifth A merid ment to the Quota Pledge Agreement dated November 7, 20 12, in respect of an A mendment No. 7 :rnd Incremental Term Loan Assumption Agreement dated September 28, 20 12 rmd the September 2012 Secured Notes Indenture.

WHEREAS, the fqllowing documents ("Additio n al Document s") were entered into on the date, and by and amo'ng the pruties described below:

(i)Amend ment No. 8 and Incremental Term Loan Assumption Agreement dated November 27 , 2013 entered into by and among, i nclud ing others, Reynold s Group Holdings I nc., Reynolds Consumer Products Holdings LLC (formerly Reynolds Consumer Prod ucts Hold ings Inc.), Closure Systems In ternational Holdi ngs Inc., SIG Euro Holding J\G & Co. KGaA, SIG Austria Hold ing GmbH, Closure Systems International B.V., Pact i v LLC (formerly Pacti v Corporation), Beverage Packaging .Holdings (Luxembourg) Ill S.a r.I., Eergreen Packagi ng Inc., Reynold s Consumet:Products Inc., Reynolds Group Holdings Limited, the Guarantors from ti me to t ime party thereto, the Lenders from time lo time paity thereto and Credit Suisse AG as

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ad mi nistrati ve agent for the Lenders, related to, and amending, the Third Amended and Restated Credit Agreement dated as of September 28, 2012, as set out therein and as further amended, extended, restructured, renewed, novaled, supplemented, restated, refunded, replaced or modified from time to ti me (the "Credit Agreement"); an<!

(ii)Loan Mod ification Agreement dnted December 27, 20 13, entered into by nnd nmong, including others, Reynolds Gro'up Holdings f nc., Reynolds Consumer Products Holdings LLC (formerly Reynolds Consumer Prod ucts Holdings Inc.), Closure Syste!llS lnlei"lrn tionnl Holdings Inc., SlCj Euro Holding AG ·& Co. KGnA, SIG Austria IloJd ing GmbH, Closure Systems Tntcrnnt ional H.V., Pactiv I.LC (formerly Pact iv Corporation), Beverage Packaging Holdings (Luxembourg) III S.a r.I., Evergreen Pnckaging Inc., Reynolds Consumer Products Inc., Reynolds Group Holdings Limited, the Guarantors from t ime lo time party thereto, t he Lenders from time to time party thereto and Credit Suisse AU as administrat i ve agent for the Lenders, related to, and amending, the Credit Agreement.

WHEREAS, the part ies· recognize and agree thnt t he security interest created under the Pledge Agreement shall cx!end lo secure, i n addition to t he obligations currently secu red thereby , the obligations create under the Addit ional Documents ("Add itional Covered Obli gat ions").

. NOW1 THEREFORE, i n considerntion of the foregoing premises and mutual covenants con!ained herei n , the part ies hereto agree as follows:
I

I . Defined Term s. Cnpital ized terms used and not otherwise defined in this Amendment are used herein and in any notice gi.ven under th.is Amendment .wi th the same meanings nscribed to such terms in t he Pledge Agreement or any of i ts amendments. All terms dc,:li ned in this Amendment shall have the defined meanings contained herein when used i n any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

2.Amend m ent. The part ies hereto agi·ec to amend the description of the Secured
Obligations contained in Schedule A-I of the Pledge Agreement i n order to adjust such    ..- dem;pOon to the AddH;o"'I Cowed Obl;gat;ons. Accordh1gly, the pru·t;cs hereto amend

Schedule.A-I of the ·Pledge Agreement, which shall be in force and effect as of the date hereof with the following·language:

''DESCIUl'TlON OFTHE SECURED 0.BLIGATIONS UNDER Tim LOA N DOCUMENTS

a)Al l obligations owed to the Secured Part ies now exist ing or hereafter arising, direct or ind irect, absolute or conti ngent, clue or to become due, .und er the I.oan Documents, includi ng · (and without limitation):

(i)
a senior secured U.S. tern1.loan facility in an aggregate principal amount not in excess of US $2,212,650,00.0 with an i nterest rate ec1uiva lent to tl1c Appl icable Margi n plus (a) the Adjusted LIBO Rate for borrowings denominated in Dollars for the applicable Interest Period or (b) the Alternate Base Rate, as applicable; wh ich shall be rcpai9 in full on December I,2018 (subject to any prepaymelll and acceleration provisions);

(ii) a sen ior secured European term loao facil ity in an aggregate pri ncipal amou nt'not i n excess of €297 ,000,000 with an interest rate equi v'ale1it to the Applicable Margi n plus (a) t he Adjusted LIBO Rate for borrowings denomi naled i n Euro for the applicable Interest Period or (b) the Foreign Base Rate, as applicable; which shall be repaid in full on December I, 2018 (subject lo any prepayment and acceler tion provisions);

(iii) a senior secured U.S. revol v i ng loan facil ity i n an aggregate principal amount not in excess of US $120,000,000, which pri nci pal amounts include sub-l i mits for letter of credit facil ities; with an interest rate equivalent to the Applicabl e Margi n plu s (a) the Adjusted LIBO Rate for horrowi ngs denom inated i n Dollars for the appl icable Jntere l Period or (b) the Alternute Base Rate, as appl icable; which shall be repaid in full on December 27, 2018 (subjt;cl tu any prepayment and acceleration provi sions);

(iv) a European revol ving loan facility in an aggregate pri ncipal amount not in excess of €54,235,000, which principal amounts include sub-limits for letter of credit facilities with an i nterest rate eqtdvalent to the Applicable Margin plus (a) the Adjusted LIBO Rate for borrowings denominated i n Euro for the applicable Interest Period or (b) the Foreign Hase Rate, as applicab le; which shal l ·be repaid ill full on December 27, 2018 (subject to any prepayment and acceleration provi sions); and .

(v) incremental loan facilit ies in a principal amount of up t o US $750,000,000 with an interest rate equivalent to the rates set forth i n clauses (i) through (iv) above, as applicable to the relevant incremental loan facility ; whid1 shall be repaid in full as set forth in clauses (i) th.rough (iv) above, as applicable lo the relevant incremen tal loan facility or such other as set out i n the relevant Incremental Assumpt ion Agreement, which date of repayment shall be earl ier than the dates set forth above as applicable to the relevant incremental loan facility (subject lo any prepayment and acceleration provisions).

b)al l other obligations, advances, debts nd iiabilities owed lo the Secul·ed Parties under the Credit Agreement, including indemnities, fees anti interest incurred untler, arising out of or in connect ion with the Credit i\greernent.

Definitions

For the pu rpose of thi°s item "!" of this Schedule A, all capitalized terms used and not otherwise ddined i n lhis Agreement shnll have the meani ng ascribed .to such terms in the Credit
. Agreement."

3.Registration of thi s Amendment. The Granlor shall , at its own expense, no later than twenty (20) days from the exccutiot1 date of th is Amendment, (i) cause t he signature of the parties who have signed this Amendment outside Brazil to be notari zed by a public notary and cons.ulari zed at the local Ilrazil consul ate, (ii) cause this Amentlme nt lo be translated i nto Po1tuguese by a public sworn tran slator (tradutor ·p1/bli co j11rm11 e11tado) and (i i i) have this Amendment, together wi th its sworn translation (trad11r(/o j11ra111e11tada ) into Portuguese, an notatetl at the margin of the reg!stration of the Pledge Agreement with the competent Registry of Deeds and Documents (Cart6rio· de Registro de Tftulos e Doc11111e11tos ) in Brazil , pursuant to Article 128 of Law No. 6,015 .of December 31 , 1973. The Grantor shall, prompt ly after such registration, del iver lo the Collateral Agent evidence of such regist rati on in form ai1d substance satisfactory to the Collateral Agen t. All expenses i ncurred in connection with such registrations shall be borne by the Grantoi.:.

Notwithstandi ng the foregoing, the.Collateral Agent, at its sole discretion, may decid to undertake any of the registrations, translations, filings ·,md other formal ities described herein if
Grantor fails to do so, whereupon the Grnntor shall reimburse the Collateral Agent promptly for . any and all costs and expenses incurred by it related lo such registrations, t ranslat ions, filjng s and other formalit ies n accordam:c wi th the provisions of the Pri ncipal Finance Documents.

4.Effecti ven ess of th e Pled ge Agreement. All the provisions of the Pledge Agreement not expressly amended as a result of this Amendme 1.1t shall rema in in fu ll force and effect.

·5. Security Document. The Parties ·agree that .thi s Amendment shall be deemed a "Security .Docuinent" for the purposes of and as defined i n the First Lien lntercredilor Agreement (and for no other purpose) and that, accordi ngly, all rights, duties, privileges, protectio1is and benefits of the Collateral Agent .set forth i n the Fi rlit Lien Jntercreditor Agreement arc hereby incorporated by reference.

6.    Gove1' ni ng Law; ' Juri sdi ction. This Amefldmenl shall be governed by and
·construed and interpreted in accordance with the laws of Brazi l. Tl)e part ies in-evocably ubmit to the juri sd iction of the courts sill ing in the' City of Sao Paulo, Stale of Sao Paulo, Rra7.il, any act ion or proceeding to resolve any dispute or controversy relatetl to or arising from this

•	Amendment and the parties irrevocabl y agree that all claims in respect of such action or proceed ing may be heard and determined in such cou11s, with the express waiver of the juri sdiction of any other court, however privileged it may be.

lN WITNESS WHEREOF , the parties .have caused this Amendment to be du ly executed i n the
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presence 9f the u ndersigned wit nesses.    ·